UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Parker, Jeffrey

   c/o ParkerVision, Inc.
   8493 Baymeadows Way
   Jacksonville, FL  32256
2. Issuer Name and Ticker or Trading Symbol
   ParkerVision, Inc.
   PRKR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board, CEO
7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |2,529,002          |1*    |Family Limited Partnership |
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Common Stock                 |      |    |                  |   |           |71,214             |D     |                           |
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Common Stock                 |      |    |                  |   |           |7,500              |I     |by Minor Children          |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock Employee Op|$41.00  |9/7/0|A   |A          |A  |9/7/0|9/7/1|Common Stock|350,000|N/A    |350,000     |D  |            |
tion                    |        |0    |    |           |   |0    |0    |            |       |       |            |   |            |
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Common Stock Employee Op|$61.50**|9/7/0|A   |A          |A  |9/7/0|9/7/1|Common Stock|150,000|N/A    |150,000     |D  |            |
tion                    |        |0    |    |           |   |0    |0    |            |       |       |            |   |            |
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Explanation of Responses:
*  Held by J-Parker Family Limited
Partnership.
The additional reporting person is the J-Parker Family Limited Partnership, 409
S. 17th Street, Omaha, Nebraska  68102.
/s/ Jeffrey
Parker
____________________________________
Jeffrey Parker, President of J-Parker Co.,
Inc.
General Partner of J-Parker Family Limited
Partnership
** 30,000 of the options vest on September 7 in each year commencing the year 2000.
SIGNATURE OF REPORTING PERSON
/s/ Jeffrey Parker
DATE
January 31, 2001